American States Water Company Announces
Final Decisions by the CPUC in Its Water Utility
General Rate Case and Cost of Capital Proceedings

San Dimas, California, July 6, 2023…. American States Water Company (NYSE:AWR) announced that on June 29, 2023, the California Public Utilities Commission (“CPUC”) adopted final decisions in connection with the general rate case and cost of capital proceedings at AWR’s regulated water utility subsidiary, Golden State Water Company (“GSWC”).

The final decision in GSWC’s general rate case proceeding will set new water rates for the years 2022 – 2024. The assigned administrative law judge at the CPUC had issued a proposed decision on April 13, 2023 that (i) adopted the full settlement agreement between GSWC and the Public Advocates Office at the CPUC with new rates retroactive to January 1, 2022, (ii) approved GSWC’s request for balancing accounts for medical and general liability insurance, (iii) denied GSWC’s request to consolidate two of its customer service areas, and (iv) allowed for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and inflationary index values at the time of filing for implementation of the new rates. The final decision issued on June 29, 2023 is consistent in all material respects with the proposed decision issued in April, except it included a change to substitute the adoption of balancing accounts for medical and general liability insurance with memorandum accounts. As a result of receiving the final decision, on June 30, 2023 GSWC filed for the implementation of new 2023 rate increases using inflationary index values as of May 31, 2023. The new rates for 2023 are expected to go into effect on July 31. Within 90 days after 2023 rates have been implemented, GSWC will also file for recovery of retroactive amounts accumulated through July 31 related to the new 2022 and 2023 rates.

Also on June 29, the CPUC unanimously adopted the proposed decision issued on May 9, 2023 in the cost of capital proceeding. The final decision adopts for GSWC an 8.85% return on equity, a 5.10% cost of debt and a capital structure of 57% equity and 43% debt, resulting in a 7.24% authorized return on rate base for the calendar year 2022. Based on the final decision, all adjustments to rates are interpreted to be prospective and not retroactive. The decision also continues the Water Cost of Capital Mechanism (“WCCM”) for the years 2023 and 2024. On June 30, 2023, GSWC filed an advice letter to trigger the WCCM for 2023, which will increase the 8.85% adopted return on equity in the decision to 9.36% for the remainder of 2023 and 2024.

We are in the process of reviewing all of the impacts resulting from the two final decisions. This will include reassessing the accounting estimates recorded through March 31, 2023 from both decisions, including management’s estimates of the cost of capital proceeding that resulted in the recording of lower revenues beginning in 2022 that were estimated to be refunded to customers to reflect the lower cost of debt in this proceeding (from 6.6% to 5.1%). Any true-up adjustments resulting from changes in estimates and circumstances will be recorded in the 2023 second quarter results that will be reported in our second quarter earnings release and Form 10-Q that will be filed with the Securities and Exchange Commission.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,400 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707